News Release

Tuesday, April 12, 2005

Gannett Co., Inc. Reports First Quarter Results

McLEAN, VA - Gannett Co., Inc. (NYSE: GCI) reported today that 2005 first quarter earnings per diluted share, on a GAAP (generally accepted accounting principles) basis increased 5.0 percent to $1.05, a new record. In 2004's first quarter, Gannett earned $1.00 per diluted share on a GAAP basis.

Total operating revenues for the company increased 3.6 percent to $1.79 billion in the quarter from $1.73 billion in the similar interval in 2004. Operating cash flow (defined as operating income plus depreciation and amortization) rose 2.6 percent to $520.2 million from $507.2 million in the year earlier quarter. Net income was $265.7 million in the first quarter of 2005 versus $274.4 million in the same quarter of last year.

Average diluted shares outstanding in the first quarter totaled 254,270,000 compared with 275,507,000 in 2004's first quarter. Approximately 5.3 million shares were repurchased during the quarter.

Commenting on the company's performance, Douglas H. McCorkindale, Chairman, President and CEO said: "We are pleased to announce another quarter of operating revenue, cash flow and earnings per share growth. Our newspaper segment generated solid revenue growth for the full quarter despite much softer advertising demand at the end of March reflecting, in part, the impact of an earlier Easter this year and tougher comparisons as the quarter progressed. USA TODAY posted strong results in both print and online. Our broadcasting segment results were affected by a substantially lower level of political advertising and the absence of the Super Bowl on our six CBS affiliates. Higher newsprint and interest expense and certain employee benefit costs also tempered the company's results."

NEWSPAPERS

Newspaper results in the quarter include NurseWeek acquired in February 2004. Total newspaper segment operating cash flow increased 5.4 percent to $466.6 million in the first quarter, versus $442.8 million in the same quarter of 2004. Operating revenues were $1.63 billion for the quarter, a 4.3 percent increase year-over-year. Assuming Gannett had owned the same group of newspapers in both the full first quarter of 2005 and 2004, advertising revenues would have increased 4.9 percent. On a comparable basis, local advertising revenues were 6.1 percent higher, and both classified and national ad revenues advanced 4.1 percent. Reported newsprint expense increased 4.3 percent in the quarter reflecting higher prices mitigated by lower usage.

At USA TODAY, advertising revenues increased 4.8 percent in the first quarter. Paid advertising pages totaled 1,101 compared with 1,099 in 2004's first quarter.

BROADCASTING

Broadcasting segment results in the quarter include Captivate Network Inc. acquired in April 2004. Broadcasting revenues totaled $164.6 million for the quarter, a 2.9 percent decline from the first quarter in 2004. Broadcasting operating cash flow declined 13.8 percent to $66.4 million from $77.0 million in the year ago quarter.

Excluding Captivate, in the first quarter of 2005, television operating cash flow declined 12.7 percent and revenues fell 5.1 percent. The television group's performance reflected, in part, the absence of political and Super Bowl advertising.

NON-OPERATING ITEMS

Interest expense for the first quarter was $44.9 million compared to $31.8 million in the same quarter of 2004. The increase is due to both higher short-term interest rates, and higher debt balances related to share repurchase activity and acquisitions. Other non-operating expense in both 2004 and 2005 primarily reflects non-operating charges for minority interest and Internet investments in part offset by investment income. In addition, in the first quarter of 2004, the company recorded a non-monetary gain from a newspaper exchange which was reflected in non-operating income.

During the first quarter, the company announced that it had acquired a 25 percent equity interest in Topix.net, a content aggregation service that continuously monitors breaking news and categorizes daily news content.

Subsequent to the end of the quarter, the company completed the acquisition of the assets of HomeTown Communications Network, Inc., a community publishing company with publications in Michigan, Ohio and Kentucky.

At the end of the quarter, Gannett had more than 100 domestic publishing Web sites, including USATODAY.com, one of the most popular newspaper sites on the Web. The company also had Web sites in all of its 19 television markets. In February, Gannett's consolidated domestic Internet audience share was 18.7 million unique visitors reaching about 12.7 percent of the Internet audience according to Nielsen//NetRatings. Newsquest is also an Internet leader in the UK where its network of Web sites attracts more than 38.0 million monthly page impressions from more than 3.6 million unique users.

All references in this release to "comparable" revenue results and "operating cash flow" are to non-GAAP financial measures. Management believes that this use allows management and investors to analyze and compare the Company's results in a more meaningful and consistent manner. A reconciliation of the non-GAAP operating cash flow amounts to the Company's consolidated statements of income is attached.

As previously announced, the company will hold an earnings conference call at 10:00 a.m. ET today. The call can be accessed via a live Webcast through the Investor Relations section of the company's Web site, www.gannett.com, or listen-only conference lines. U.S. callers should dial 1-888-578-6632 and international callers should dial 1-719-955-1564 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 3828904. To access the replay, dial 1-888-203-1112 in the U.S. International callers should use the number 1-719-457-0820. The confirmation code for the replay is 3828904. Materials related to the call will be available through the Investor Relations section of the company's Web site Tuesday morning.

Gannett Co., Inc. is a leading international news and information company that publishes 102 daily newspapers in the USA, including USA TODAY, the nation's largest-selling daily newspaper. The company also owns more than 800 non-daily publications in the USA and USA WEEKEND, a weekly newspaper magazine. Gannett subsidiary Newsquest is the United Kingdom's second largest regional newspaper company. Newsquest publishes more than 300 titles, including 17 daily newspapers, and a network of prize-winning Web sites. Gannett also operates 21 television stations in the United States and is an Internet leader with sites sponsored by its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.

Certain statements in this press release may be forward looking in nature or "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company's SEC reports, including the company's annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.

Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

For investor inquiries, contact:	For media inquiries, contact:
Jeffrey Heinz	Tara Connell
Director, Investor Relations	Vice President of Corporate Communications
703-854-6917	703-854-6049
jheinz@gannett.com	tjconnel@gannett.com

#            #           #

CONSOLIDATED STATEMENTS OF INCOME
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)

                                  Thirteen weeks ended          % Inc
                            Mar. 27, 2005    Mar. 28, 2004       (Dec)
Net Operating Revenues:
Newspaper advertising       $   1,217,379    $   1,156,011        5.3
Newspaper circulation             313,739          312,389        0.4
Broadcasting                      164,557          169,458       (2.9)
Other                              96,422           91,826        5.0
                            -------------    -------------     ------
Total                           1,792,097        1,729,684        3.6
                            -------------    -------------     ------
Operating Expenses:
Cost of sales and operating
 expenses, exclusive of
 depreciation                     974,425          939,448        3.7
Selling, general and
 administrative expenses,
 exclusive of depreciation        297,470          283,030        5.1
Depreciation                       60,903           58,974        3.3
Amortization of intangible
 assets                             3,805            2,383       59.7
                            -------------    -------------     ------
Total                           1,336,603        1,283,835        4.1
                            -------------    -------------     ------
Operating income                  455,494          445,849        2.2
                            -------------    -------------     ------
Non-operating income
 (expense):
Interest expense                  (44,938)         (31,791)      41.4
Other                             (10,919)           2,850        ***
                            -------------    -------------     ------
Total                             (55,857)         (28,941)      93.0
                            -------------    -------------     ------

Income before income taxes        399,637          416,908       (4.1)
Provision for income taxes        133,900          142,500       (6.0)
                            -------------    -------------     ------
Net income                  $     265,737    $     274,408       (3.2)
                            =============    =============     ======

Net income per share-basic          $1.05            $1.01        4.0
                                    =====            =====     ======
Net income per share-diluted        $1.05            $1.00        5.0
                                    =====            =====     ======
Dividends per share                 $0.27            $0.25        8.0
                                    =====            =====     ======

Broadcasting includes results from the company's 21 television stations and
Captivate Network, Inc. Captivate is a national news and entertainment network which delivers programming and full motion video advertising through wireless digital video screens in elevators of premier office towers. Captivate was acquired in early April 2004.

BUSINESS SEGMENT INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars

                                  Thirteen weeks ended          % Inc
                            Mar. 27, 2005    Mar. 28, 2004       (Dec)

Net Operating Revenues:
Newspaper publishing        $   1,627,540    $   1,560,226        4.3
Broadcasting                      164,557          169,458       (2.9)
                            -------------    -------------     ------
Total                       $   1,792,097    $   1,729,684        3.6
                            =============    =============     ======
Operating Income (net
 of depreciation and
 amortization):
Newspaper publishing        $     413,556    $     392,265        5.4
Broadcasting                       58,683           70,158      (16.4)
Corporate                         (16,745)         (16,574)      (1.0)
                            -------------    -------------     ------
Total                       $     455,494    $     445,849        2.2
                            =============    =============     ======
Depreciation and
 Amortization:
Newspaper publishing        $      53,019    $      50,538        4.9
Broadcasting                        7,700            6,881       11.9
Corporate                           3,989            3,938        1.3
                            -------------    -------------     ------
Total                       $      64,708    $      61,357        5.5
                            =============    =============     ======
Operating Cash Flow:
Newspaper publishing        $     466,575    $     442,803        5.4
Broadcasting                       66,383           77,039      (13.8)
Corporate                         (12,756)         (12,636)      (0.9)
                            -------------    -------------     ------
Total                       $     520,202    $     507,206        2.6
                            =============    =============     ======

Broadcasting includes results from the company's 21 television stations and
Captivate Network, Inc. Captivate is a national news and entertainment network which delivers programming and full motion video advertising through wireless digital video screens in elevators of premier office towers. Captivate was acquired in early April 2004.

Operating Cash Flow represents operating income for each of the company's business segments plus related depreciation and amortization expense. See attachment for reconciliation of amounts to the Consolidated Statements of
Income.

NON-GAAP FINANCIAL INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars

"Operating Cash Flow", a non-GAAP measure, is defined as operating income plus depreciation and amortization of intangible assets.
Management believes that the use of this measure allows investors and management to measure, analyze and compare the cash resources generated from its business segment operations in a meaningful and consistent manner. The focus on operating cash flow is appropriate given the consistent and generally predictable strength of cash flow generation by newspaper and television operations, and the short period of time it takes to convert new orders to cash.

A reconciliation of these non-GAAP amounts to the company's operating income, which the company believes is the most directly comparable financial measure calculated and presented in accordance with GAAP on the company's consolidated statements of income, follows:

Thirteen weeks ended Mar. 27, 2005

                   Newspaper                            Consolidated
                  Publishing   Broadcasting Corporate      Total
                  ----------   ----------   ---------   ------------

Operating
 cash flow        $  466,575   $   66,383   $ (12,756)  $    520,202
Less:
Depreciation         (49,460)      (7,454)     (3,989)       (60,903)
Amortization          (3,559)        (246)         -          (3,805)
                  ----------   ----------   ---------   ------------
Operating Income  $  413,556   $   58,683   $ (16,745)  $    455,494
                  ==========   ==========   =========   ============

Thirteen weeks ended Mar. 28, 2004

                   Newspaper                            Consolidated
                  Publishing   Broadcasting Corporate      Total
                  ----------   ----------   ---------   ------------

Operating
 cash flow        $  442,803   $   77,039   $ (12,636)  $    507,206
Less:
Depreciation         (48,155)      (6,881)     (3,938)       (58,974)
Amortization          (2,383)          -           -          (2,383)
                  ----------   ----------   ---------   ------------
Operating Income  $  392,265   $   70,158   $ (16,574)  $    445,849
                  ==========   ==========   =========   ============